Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CUTTER & BUCK INC.,

NEW WAVE GROUP AB (Publ),

and

NEWPORT ACQUISITION CORPORATION

Dated as of April 12, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 12, 2007 (this “Agreement”) is by and among Cutter & Buck Inc., a Washington corporation (the “Company”), New Wave Group AB (Publ), a company organized under the laws of Sweden (“Parent”) and Newport Acquisition Corporation, a Washington corporation and a wholly owned subsidiary of Parent (“MergerCo” and, together with Parent, the “Buyer Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of MergerCo with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Washington Business Corporation Act (the “WBCA”); and

WHEREAS, the board of directors of the Company (the “Company Board”) and the boards of directors of each of Parent and MergerCo deem it advisable and in the best interests of their respective shareholders to consummate the Merger on the terms and subject to the conditions set forth in this Agreement, and each of the Company Board and the boards of directors of Parent and MergerCo have approved this Agreement and declared its advisability and, in the case of the Company Board, recommended that this Agreement be adopted by the Company’s shareholders; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of the Company are executing and delivering to Parent voting agreements in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                             Definitions.

(a)                         For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation as to which written notice has been provided to the applicable party.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Beneficial Owner” or “Beneficial Ownership”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in Seattle, Washington.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, or any public announcement providing for or contemplating, any (a) merger, consolidation or similar transaction involving the Company, (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries taken as a whole, (c) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Shares, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Company Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement, or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more Company Subsidiaries or among Company Subsidiaries.

“Company Bylaws” means the amended and restated Bylaws of the Company, as in effect immediately prior to the Merger Effective Time.

“Company Articles” means the Amended and Restated Articles of Incorporation of the Company.

“Company Common Shares” means all the shares of common stock, no par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

“Company Superior Proposal” means a bona fide Company Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) that relates to securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 50% or more of the votes associated with the outstanding voting equity securities of the Company on a fully diluted basis or all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, (ii) which the Company Board determines in its good faith judgment (after consultation with its outside financial and legal advisors and taking into account all legal, financial, regulatory and other aspects of the proposal and the likelihood of consummation) to be more favorable to the shareholders of the Company than the Merger (taking into account at the time of such determination any changes to the terms of this Agreement proposed by Parent and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal in a timely manner) and (iii) which, with respect to any cash portion of the total consideration required in connection with such Company Acquisition Proposal, is supported by financing or financing capability (including cash on hand, committed financing or borrowing capability) reasonably satisfactory to the Company Board.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Environmental Law” means any Law relating to the environment, natural resources, or safety or health of human beings or other living organisms, including the manufacture, distribution in commerce and use or Release of Hazardous Substances.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any national, state, provincial, municipal, local or foreign government, governmental, regulatory (including stock exchange) or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

“Knowledge of the Company” or “Knowledge” when used in reference to the Company means the actual knowledge of those individuals listed in Section 1.01 (a) of the Company Disclosure Schedule.

“Law” means any United States or foreign, national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, order or legal requirement.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or ownership or other similar encumbrance of any kind or the filing of a financial statement in respect to such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, and (iii) the use of any asset) other than any encumbrance arising (A) under applicable Laws with respect to Taxes not yet due and payable and (B) in the case of securities, under applicable state or federal securities Laws.

“Material Adverse Effect” means, when used in connection with the Company, any change, event, circumstance or effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, other than as a result of: (i) changes adversely affecting the United States economy (so long as the Company is not disproportionately affected thereby); (ii) changes adversely affecting the industry in which the Company operates (so long as the Company is not disproportionately affected thereby); (iii) the announcement or pendency of the transactions contemplated by this Agreement; (iv) the failure to meet analyst projections, in and of itself; (v) changes in laws; (vi) changes in accounting principles; or (vii) acts of war or terrorism.

“Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with this Agreement.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent and MergerCo to the Company concurrently with the execution of this Agreement for which the disclosure of any fact or item in any section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is readily apparent from the nature of such disclosure. Nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Parent or MergerCo made herein.

“Parent Material Adverse Effect” means any effect, event, circumstance or change that has had or would reasonably be expected to prevent, or materially hinder or materially delay Parent or MergerCo from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (ii) inchoate carriers’ Liens arising in the ordinary course of business of the Company or any Company Subsidiary, (iii) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality, (iv) Liens and obligations existing by virtue of the terms of any Company Material Contracts, (v) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or

(vi) other Liens being contested in good faith in the ordinary course of business or which would not reasonably be expected to materially detract from the value of any material asset of the Company or any Company Subsidiary.

“Person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority, but shall exclude Company Subsidiaries.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.

“Software” means computer programs and software (whether in source code, object code, or other form).

“Subsidiary” or “Subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other Subsidiary of such party is a general partner; (b) voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s Subsidiaries; or (c) at least 50% of the equity interests is controlled by such party or by any one or more of such parties Subsidiaries.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any party other than the Company or any Company Subsidiary.

(b)                        The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Articles of Merger	§ 2.3
Benefit Plans	§ 4.10(a)
Benefits Continuation Period	§ 7.4(a)
Book-Entry Shares	§ 3.3(b)
Buyer Parties	Preamble

Defined Term	Location of Definition
Capital Expenditures	§ 6.1(h)
Claim	§ 7.5(a)
Closing	§ 2.4
Closing Date	§ 2.4
Company	Preamble
Company Board	Recitals
Company Change in Recommendation	§ 7.1(b)
Company Common Share Certificates	§ 3.3(b)
Company Employees	§ 7.4(a)
Company Financial Advisor	§ 4.18
Company Intellectual Property	§ 4.12(a)
Company Material Contract	§ 4.15
Company Option Consideration	§ 3.1(c)
Company Paying Agent	§ 3.3(a)
Company Preferred Shares	§ 4.3(a)
Company Recommendation	§ 7.1(b)(i)
Company Restricted Shares	§ 3.1(d)
Company SEC Reports	§ 4.7(a)
Company Shareholder Approval	§ 4.4(a)(i)
Company Shareholders’ Meeting	§ 7.1(b)
Company Stock Awards	§ 4.3(b)
Company Stock Options	§ 3.1(c)
Company Stock-Based Awards	§ 3.1(e)
Company Subsidiary	§ 4. l(b)
Confidentiality Agreement	§ 7.2(b)
Contract	§ 4.15(a)
Design	§ 4.12(a)
Dissenting Shares	§ 3.5(a)
Environmental Permits	§ 4.14(a)
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(f)
Exchange Act	§ 4.5(b)(i)
Expenses	§ 7.5(a)
Governmental Order	§ 9.1(c)
HSR Act	§ 4.5(b)
Incentive Plans	§ 3.1(c)
Indemnified Parties	§ 7.5(a)
Intellectual Property	§ 4.12(a)
IRS	§ 4.10(a)
Merger	Recitals
Merger Consideration	§ 3.1(b)
Merger Effective Time	§ 2.3
Merger Shares	§ 3.1(b)

Defined Term	Location of Definition
MergerCo	Preamble
Nasdaq	§ 4.5(b)
New Plans	§ 7.4(b)
Old Plans	§ 7.4(b)
Outside Date	§ 9.1(b)
Parent	Preamble
Patents	§ 1.1
Permits	§ 4.6(a)
Proxy Statement	§ 4.5(b)
Registered Intellectual Property	§ 4.12(a)
Regulatory Law	§ 7.6(d)
Representatives	§ 7.2(a)
SEC	§ 4.5(b)
Section 16	§ 7.4(d)
Securities Act	§ 4.3(c)(v)
Surviving Corporation	§ 2.01
Surviving Corporation Bylaws	§ 2.2(b)
Surviving Corporation Articles	§ 2.2(a)
Surviving Corporation Fund	§ 3.3(a)
Termination Date	§ 9.1
Termination Fee	§ 9.4
WBCA	Recitals

Section 1.2                             Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                         when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)                        the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                         whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                         references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(f)                           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)                        the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)                        references to a person are also to its successors and permitted assigns;

(i)                            the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(j)                            references to monetary amounts are to the lawful currency of the United States;

(k)                         words importing the singular include the plural and vice versa and words importing gender include all genders;

(l)                            time is of the essence in the performance of the parties’ respective obligations; and

(m)                      time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II
THE MERGER

Section 2.1                             Merger.

Subject to the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit B, and in accordance with Sections 23B.11.060 and 23B.11.070 of the WBCA, at the Merger Effective Time, MergerCo and the Company shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate existence of MergerCo shall thereupon cease and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) The Merger shall have the effects specified in the WBCA, including Section 23B.11.060 thereof.

Section 2.2                             Articles and Bylaws.

(a)                         At the Merger Effective Time, the Company Articles shall be amended to read in their entirety as in the form attached hereto as Exhibit C; and, as so amended, such Articles of

Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter further amended as provided therein or by Law (the “Surviving Corporation Articles”)

(b)                        At the Merger Effective Time, the Company Bylaws shall be amended so as to contain the provisions, and only the provisions contained immediately prior to the Merger Effective Time in the Bylaws of MergerCo and shall be the Bylaws of the Surviving Corporation (except as to the name of the Surviving Corporation) until thereafter amended as provided by law, by the Company Articles or by such Bylaws; provided, however, that, Article IV (Indemnification) of the Company Bylaws shall not be amended and shall continue to read as stated in the Company Bylaws in effect immediately prior to the Merger Effective Time (the “Surviving Corporation Bylaws”)

Section 2.3                             Effective Time of the Merger.

Upon consummation of the Closing, the Company shall duly execute and file articles of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the WBCA (the “Articles of Merger”) and reasonably satisfactory to Parent, with the Secretary of State of the State of Washington in accordance with the WBCA.  The Merger shall become effective upon such time as the Articles of Merger have been filed with the Secretary of State of the State of Washington, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the WBCA as the effective time of the Merger (the “Merger Effective Time”).

Section 2.4                             Closing.

Unless this Agreement shall have been terminated in accordance with Section 9.1, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). The Closing shall take place at the offices of Lane Powell PC, 1420 Fifth Avenue, Suite 4100, Seattle, WA 98101, or at such other place as agreed to by the parties hereto.

Section 2.5                             Directors and Officers of the Surviving Corporation.

From and after the Merger Effective Time, (a) the director(s) of MergerCo immediately prior to the Merger Effective Time, as set forth on a schedule to be delivered by Parent to the Company prior to the Merger Effective Time, shall be the director(s) of the Surviving Corporation and (b) the officers of the Company immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Surviving Corporation Articles and the Surviving Corporation Bylaws.

ARTICLE III
EFFECTS OF THE MERGER

Section 3.1                             Effects of the Merger on Company Securities.

At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any capital stock of the Company (other than the requisite approval of the Merger by the shareholders of the Company in accordance with the WBCA):

(a)                         Each Company Common Share that is owned by Parent or MergerCo immediately prior to the Merger Effective Time shall be cancelled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b)                        Each Company Common Share issued and outstanding immediately prior to the Merger Effective Time (other than Company Common Shares to be cancelled in accordance with Section 3.1(a)), shall be converted and exchanged automatically into the right to receive an amount in cash equal to $14.38 per Company Common Share (the “Merger Consideration”) payable to the holder thereof in accordance with Section 3.3.  The Company Common Shares that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares.”

(c)                         Immediately prior to the Merger Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (“Company Stock Options”) under any employee or director share option or compensation plan or arrangement of the Company (collectively, “Incentive Plans”) shall become fully vested and exercisable or payable, as the case may be (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Merger Effective Time, each Company Stock Option not theretofore exercised shall be cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per share of such Company Stock Option, multiplied by the total number of Company Common Shares subject to such Company Stock Option (the “Company Option Consideration”) without interest and less any applicable Taxes required to be withheld in accordance with Section 3.4 with respect to such payment. Payment of the Company Option Consideration shall be made as soon as practicable after the Merger Effective Time.

(d)                        All restricted share awards, whether time-based or performance-based (“Company Restricted Shares”) granted pursuant to the Incentive Plans or otherwise that remain unvested, automatically shall become fully vested and free of any forfeiture or holding restrictions or performance or other conditions immediately prior to the Merger Effective Time, and each Company Restricted Share shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Merger Consideration.

(e)                         At the Merger Effective Time, each right of any kind, contingent or accrued, to receive Company Common Shares or benefits measured in whole or in part by the value of a number of Company Common Shares granted under the Incentive Plans or otherwise (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents) other than Company Stock Options and Company Restricted Shares (each, other than Company Restricted Shares and Company Stock Options, “Company Stock-Based Awards”), whether vested or unvested, which is outstanding immediately prior to the Merger Effective Time shall cease to represent a right or award with respect to Company Common Shares, shall become fully vested and free of any forfeiture or holding restrictions or performance or other conditions and shall entitle the holder thereof to receive, at the Merger Effective Time, an amount in cash equal to the Merger Consideration in respect of each Company Common Share underlying a particular Company Stock-Based Award less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local tax law with respect to the making of such payment and less any payments required to be made by the holder pursuant to the terms of such Company Stock-Based Award.

(f)                           Without in any way limiting the covenants set forth in Article 6 below, if at any time between the date of this Agreement and the Merger Effective Time any change in the number of outstanding shares of Company Shares shall occur as a result of a reclassification, recapitalization, stock split, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2                             Effects of the Merger on MergerCo Securities.

At the Merger Effective Time, by virtue of the Merger and without any action by the MergerCo or Parent, as the holder of all outstanding capital stock of MergerCo (other than the requisite approval by Parent as a shareholder of MergerCo in accordance with the WBCA, which approval has been obtained), each outstanding common share, no par value, of MergerCo issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one fully paid and nonassessable common share, no par value, of the Surviving Corporation.

Section 3.3                             Payment of Merger Consideration; Stock Transfer Books.

(a)                         Prior to the Merger Effective Time, Parent shall appoint as paying agent a bank or trust company reasonably satisfactory to the Company (the “Company Paying Agent”). Immediately following completion of the Merger and the cancellation of the Company Stock Options, Parent shall deposit or cause the Surviving Corporation to deposit, or cause to be deposited, with the Company Paying Agent, for the benefit of the holders of Merger Shares, Company Stock Options, Company Restricted Shares, and Company Stock-Based Awards, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid (such cash being hereinafter referred to as the “Surviving Corporation Fund”) and to cause the Company Paying Agent to make, and the Company Paying Agent shall make, payments of the Merger Consideration out of the Surviving Corporation Fund to the holders of Merger Shares, Company Stock Options, Company Restricted Shares, and Company Stock-Based Awards in accordance with this Agreement. The Surviving Corporation Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s

Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Merger Shares, Company Stock Options, Company Restricted Shares, and Company Stock-Based Awards following completion of the Merger pursuant to this Article III. Any and all interest and other income earned on the Surviving Corporation Fund shall promptly be paid to the Surviving Corporation.

(b)                        As promptly as practicable after the Merger Effective Time, Parent and the Surviving Corporation shall cause the Company Paying Agent to mail to each person who was, as of immediately prior to the Merger Effective Time, a holder of record of the Merger Shares: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Company Common Share Certificates”) shall pass, only upon proper delivery of the Company Common Share Certificates to the Company Paying Agent) and (ii) instructions for effecting the surrender of the Company Common Share Certificates or any uncertificated Company Common Shares (“Book-Entry Shares”) in exchange for the Merger Consideration.  Upon surrender to the Company Paying Agent of Company Common Share Certificates or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Common Share Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the Merger Consideration in respect thereof, and the Company Common Share Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a person other than the person in whose name the Company Common Share Certificate or Book-Entry Shares so surrendered are registered if such Company Common Share Certificate or Book-Entry Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Company Common Share Certificate or Book-Entry Shares shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration.  No interest shall be paid or will accrue on any cash payable to holders of Company Common Share Certificates or Book-Entry Shares pursuant to the provisions of this Article III.

(c)                         Any portion of the Surviving Corporation Fund that remains undistributed to the holders of Merger Shares for one year after the Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration.

(d)                        If any Company Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Common Share Certificate, the Company Paying Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Common Share Certificate relate the Merger Consideration to which the holder thereof is entitled.

(e)                         At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company.  From and after the Merger Effective Time, the holders of Company Common Share Certificates or Book-Entry Shares representing Merger Shares shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by Law.

Section 3.4                             Withholding Rights.

The Company, the Surviving Corporation or the Company Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Stock Options and Company Stock-Based Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, or the Company Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares, Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Company Paying Agent, as applicable.

Section 3.5                             Dissenting Shares.

(a)                         Notwithstanding anything contained in this Agreement to the contrary, no Company Common Shares issued and outstanding immediately prior to the Merger Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with RCW 25B.13, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1(b).  By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the WBCA.  From and after the Merger Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder, member or equity owner of the Surviving Corporation.  Any portion of the Merger Consideration made available to the Company Paying Agent pursuant to Section 3.3 to pay for Company Common Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

(b)                        Notwithstanding the provisions of this Section 3.5, if any holder of Company Common Shares who demands dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Merger Effective Time and the occurrence of such event, such holder’s Company Common Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration, without any interest thereon and less any required withholding.

(c)                         The Company shall give Parent (A) notice of any written demands for dissenters’ rights of Company Common Shares, withdrawals of such demands, and any other instruments served pursuant to the WBCA and received by the Company which relate to any such demand for dissenters’ rights and (B) the opportunity reasonably to direct all negotiations and proceedings (subject to the Company’s right to object to any actions or positions taken by Parent that it deems, in its sole discretion, unreasonable) with respect to demands for dissenters’ rights under the WBCA.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (A) the Company Disclosure Schedule or (B) the Company SEC Reports (other than the risk factors and forward looking statement sections therein) the Company hereby represents and warrants to the Buyer Parties as follows:

Section 4.1                             Organization and Qualification; Subsidiaries; Authority.

(a)                         The Company is a corporation duly organized, validly existing and authorized to conduct business under the laws of the State of Washington.  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business or the conduct or nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b)                        Each of the Company’s subsidiaries (each a “Company Subsidiary”), together with the jurisdiction of organization of each such subsidiary, the percentage of the outstanding equity of each such subsidiary owned by the Company and each other subsidiary of the Company, is set forth on Section 4.l(b) of the Company Disclosure Schedule.  Except as set forth in Section 4.1(b) of the Company’s Disclosure Schedule, each Company Subsidiary is a corporation, partnership, limited liability company or trust duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each of the Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  Each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2                             Organizational Documents.

The Company has previously provided or made available copies of the Company Articles and Company Bylaws, as well as the organizational and governing documents for each Company Subsidiary.  All such documents are in full force and effect, no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced, and the Company is not in violation of any provision of the Company Articles or Company Bylaws and no Company Subsidiary is in violation of its organizational or governing documents, except where such violation would not be reasonably expected to have a Material Adverse Effect.

Section 4.3                             Capitalization.

(a)                         The authorized capital stock of the Company consists of Twenty-five Million (25,000,000) Company Common Shares and Six Million (6,000,000) shares of preferred stock, no par value, of the Company (“Company Preferred Shares”).  As of the date hereof, Ten Million Six Hundred Seventeen Thousand One Hundred Twenty-seven (10,617,127) Company Common Shares were issued and outstanding (including those Company Restricted Shares described in Section 4.3(b)), all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any shareholders’ preemptive rights. As of the date hereof there would be Eleven Million One Hundred Seventy-four Thousand Four Hundred Thirty-four (11,174,434) Company Common Shares outstanding, after giving effect to the exercise or vesting of all Company Stock Awards outstanding as of such date (including Twelve Thousand Seven Hundred Thirty (12,730) shares existing under Company Stock Awards bearing exercise prices in excess of the Merger Consideration).  As of the date of this Agreement, no Company Preferred Shares are issued and outstanding.

(b)                        As of the date hereof, options to acquire Five Hundred Fifty-seven Thousand Three Hundred Seven (557,307) Company Common Shares were outstanding pursuant to outstanding Company Stock Options (including shares under Company Stock Options bearing exercise prices in excess of the Merger Consideration) and Fifty Thousand Ten (50,010) Company Common Shares were outstanding under existing grants of Company Restricted Shares (collectively, the “Company Stock Awards”).  As of the date hereof there are, and at Closing there will be, no Company Stock-Based Awards outstanding, and Three Million Eight Hundred Fifty-two Thousand Twenty-eight Dollars ($3,852,028) will be required to be paid to the holders of Company Stock Options to satisfy the aggregate Company Option Consideration payable pursuant to the provisions of Section 3.1(c).

(c)                         Except as set forth in Section 4.3(c) of the Company Disclosure Schedule:

(i)                                              each outstanding share of capital stock of, or other equity interest in, a Company Subsidiary owned by the Company or by another Company Subsidiary are duly authorized and validly issued and are fully paid and nonassessable and are owned of record and beneficially, directly or indirectly by the Company, free and clear of all Liens;

(ii)                                           neither the Company nor any Company Subsidiary owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

(iii)                                        there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, and Section 4.3(c) of the Company Disclosure Schedule sets forth the true and correct exercise price of each outstanding Company Stock Option;

(iv)                                       there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company;

(v)                                          no Company Subsidiary owns any capital stock of the Company;

(vi)                                       the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”); and

(vii)                                    there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

Section 4.4                             Authority Relative to this Agreement, Validity and Effect of Agreements.

(a)                         The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the approval of this Agreement by the holders of shares representing two-thirds of the votes entitled to be cast by the holders of shares of the Company entitled to vote thereon, voting as one class, at a meeting of the shareholders of the Company duly called and held for such purpose (the “Company Shareholder Approval”) and (ii) the filing and recordation of the Company Articles of Merger and other appropriate merger documents as required by the WBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerCo, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)                        The Company Board, by resolutions duly adopted at meetings duly called and held, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and recommended the Agreement to Company shareholders in accordance with the WBCA, (iii) recommended that the shareholders of the Company approve this Agreement, and (iv) directed that this Agreement be submitted for consideration by the shareholders of the Company at the Company Shareholders’ Meeting.

Section 4.5                             No Conflict; Required Filings and Consents.

(a)                         Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, (i) conflict with or violate the Company Articles or Company Bylaws or the analogous governance or organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.5 have been obtained and all filings and obligations described in subsection (b) of this Section 4.5 have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary, is bound, or (iii) require any consent or result in any violation or breach or termination of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary, pursuant to, any of the terms, conditions or provisions of any Permit or Company Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.

(b)                        The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”).  (B) if applicable, the pre-merger notification and waiting requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable Regulatory Laws, (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Merger to be sent to the Company’s shareholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (D) any filings required under the rules and regulations of Nasdaq Stock Market, Inc.’s National Market (“Nasdaq”) and (E) the filing of the appropriate merger documents as required by the WBCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.

Section 4.6                             Permits; Compliance with Laws.

(a)                         The Company and Company Subsidiaries are in possession of all registrations, franchises, grants, authorizations, licenses, permits, consents, certificates, approvals, other regulatory authorizations and orders of any Governmental Authority necessary for them to own, lease and operate their properties or to carry on their business as it is now being conducted (collectively, the “Permits”) and all such Permits are valid and in full force and effect, except where the failure to obtain, maintain or possess, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                        None of the Company or any Company Subsidiary is in violation of any Laws or Permits applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound, and, to the Knowledge of the Company, no event has occurred which would constitute (i) a breach or default under, or would cause a revocation, or termination of any Permits applicable to the Company or any Company Subsidiary or (ii) a violation of any Laws applicable to the Company or any Company Subsidiary, except, in each case, for any such violation, breach, default, revocation or termination which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Section 4.13 of the Company Disclosure Schedule with respect to tax audits, the Company has not been advised of any pending investigation or inquiry by any Governmental Authority with respect to the Company or any Company Subsidiary and, to the knowledge of the Company, no such investigation or inquiry is threatened, in each case, with respect to any alleged or claimed violation of Law applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except, in each case, for any such investigation or inquiry which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.7                             SEC Filings; Financial Statements.

(a)                         Except as set forth in Section 4.7(a) of the Company Disclosure Schedule, the Company has timely filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC during the two years prior to the date of this Agreement (the “Company SEC Reports”).  The Company SEC Reports (including any financial statements or schedules included in the Company SEC Reports), each as amended prior to the date hereof, and each as of their respective dates (i) have been prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)                        Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows and shareholders’ equity of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments). None of the Company Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC or Nasdaq.

(c)                         The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Each of the Company and the Company Subsidiaries (1) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure, to the extent appropriate in the context of the Company’s resources, that material information relating to such entity and its subsidiaries is made known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Reports, and (2) has disclosed, based on its most recent evaluation made prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors, and has listed in Section 4.7(c) of the Company Disclosure Schedule, (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls and the Company has provided to Parent copies of documentation related to such disclosure contemplated in (A) or (B), except to the extent such documents are bound by privilege, which shall be determined solely by the Company.

(d)                        The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002 and (ii) the rules and regulations of Nasdaq that are applicable to the Company.  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e)                         Except as disclosed on Section 4.7(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities (whether known or unknown, accrued, absolute, contingent or otherwise and whether due or to become due) of the type required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except liabilities that (i) were disclosed in the Company SEC Reports, (ii) were incurred in the ordinary course of business consistent with past practice since January 31, 2007, or (iii) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(f)                           Except as disclosed in Section 4.7(f) of the Company Disclosure Schedule, as of the date hereof, there are no “Credit Extensions” (as such term is defined in the Wells Fargo Agreement) under that certain Credit Agreement by and between the Company and Wells Fargo HSBC Trade Bank, N.A., dated as of March 10, 2005, as heretofore amended (the “Wells Fargo Agreement”).

Section 4.8                             Absence of Certain Changes or Events.

Except as disclosed in the Company SEC Reports, since January 31, 2007 through the date hereof, (a) the Company has conducted its business in the ordinary course consistent with past practice and (b) there has not been an event, occurrence, effect, fact, development or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Section 4.9                             Absence of Litigation.

Except as disclosed on Section 4.9 of the Company Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (y) have or reasonably be expected to have a Material Adverse Effect.  None of the Company or any of the Company Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 4.10                       Employee Benefit Plans.

(a)                         Section 4.10(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary (collectively, the “Benefit Plans”), provided that with respect to employment agreements for non-executives, Section 4.10(a) of the Company Disclosure Schedule will only include forms of employment agreement. The Company has made available to Parent copies, which are correct and complete in all material respects, of the following:  (i) the Benefit Plans, (ii) the annual reports (e.g., the complete Form 5500 series) prepared in connection with each Benefit Plan required to file such reports for the last two plan years, (iii) the most recently received Internal Revenue Service (“IRS”) determination letter of the IRS, if any, relating to a Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Benefit Plan, and (v) the most recent summary plan description for such Benefit Plan (or other descriptions of such Benefit Plan provided to employees) and all material modifications thereto.

(b)                        Except as disclosed in Section 4.10(b) of the Company Disclosure Schedule, each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that would not, individually or in the aggregate, cause a Material Adverse Effect.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the Knowledge of the Company no fact or event has occurred to adversely affect the qualified status of any such Benefit Plan or the exempt status of any such trust created thereunder that would, individually or in the aggregate, cause a Material Adverse Effect.

(c)                         Except as disclosed in Section 4.10(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary sponsors or has sponsored any Benefit Plan that provides for any post-employment or post-retirement health, medical, prescription drug, disability, life or other similar insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required by Section 4980B of the Code.  Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, to the knowledge of the Company, no written communication has been made that would prevent the Company or any Company Subsidiary from amending or terminating any Benefit Plan providing health or medical benefits in respect of any retired, former or current employee of the Company or any Company Subsidiary.

(d)                        Full payment has been made, or otherwise properly accrued on the books and records of the Company and any Company Subsidiary, of all amounts that the Company and any Company Subsidiary are required under the terms of the Benefit Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due).

(e)                         Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, no Benefit Plan, either individually or collectively, provides for any payment by the Company or any Company Subsidiary that would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement.

(f)                           Neither the Company nor any ERISA Affiliate sponsors or has sponsored in the past six years any Benefit Plan (or United States based pension plan in the case of an ERISA Affiliate) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.  For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.  Neither the Company nor any ERISA Affiliate has in the past six years maintained, adopted or established, contributed or been required to contribute to, or otherwise participate or been required to participate in, nor will they become obligated to do so through the Closing Date, any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(g)                        There are no pending or, to the Knowledge of the Company, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (B) suits, investigations or other proceedings by any federal, state, local or other governmental agency or authority, of or against any Benefit Plan, the assets held thereunder, the trustee of any such assets, or the Company or any Company Subsidiary relating to any Benefit Plan that would, individually or in the aggregate, cause a Material Adverse Effect.  If any of the actions described in this subsection are initiated prior to the Closing Date, the Company will notify Parent of such action prior to the date of Closing.

Section 4.11                       Information Supplied.

The information supplied by the Company relating to the Company and Company Subsidiaries to be contained in the Proxy Statement will not, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by the Company or any Company Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerCo in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 4.12                       Intellectual Property.

(a)                         Except as set forth in Section 4.12(a)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries currently own or have valid licenses to use the Intellectual Property (including the Registered Intellectual Property) as used by the Company and the Company Subsidiaries’ businesses as presently conducted, excluding, however, Intellectual Property where the Company and the Company Subsidiaries’ failure to so own, or to have the necessary license therefor would not reasonably be expected to have a Material Adverse Effect (“Company Intellectual Property”).  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, trade dress, company names, domain names, copyrights, trade secrets, know-how, information and Designs; “Registered Intellectual Property” means the Intellectual Property filed or issued under the authority of, with or by a government body or domain name registrar, including all patents, registered copyrights, registered trademarks and registered domain names, and all applications for any of the foregoing, all of which are listed in Section 4.12(a)(ii) of the Company Disclosure Schedule; and “Designs” means Intellectual Property rights in artwork, drawings and specifications, design concepts, textile designs (including fabric designs, prints, styles weaves, yarns and other unique or original features), fabric and yarn development, garment specification package (including garment details and components, such a zippers, buttons and pulls), labels (including product labeling), photographs, slides, prints, sketches, silhouettes, illustrations, layouts, icons, logos, presentation materials (such as renderings, models, mockups and slide presentations) or other work products or materials.

(b)                        Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, the Registered Intellectual Property is valid and enforceable, the Company Intellectual Property is either valid and enforceable or subject to a valid license and all Registered Intellectual Property, for any copyright or trademark registrations, all renewal fees and other maintenance fees that have come due have been paid.  The Registered Intellectual Property has not been fraudulently or unlawfully acquired.

(c)                         Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, (i) the Company Intellectual Property is not subject to any outstanding options or encumbrances of any kind, (ii) there are no material restrictions on the direct or indirect transfer of any such Company Intellectual Property; (iii) neither the Company nor any Company Subsidiary has received any written notices in the past year alleging that it has infringed or violated, or would infringe or violate any patents, trademarks, service marks, trade names, domain names, company names, author’s rights, copyrights or trade secrets or other proprietary rights of any other Person; and, (iv) the Company has delivered to Parent, prior to the execution of this Agreement, true copies of the certificates of registration and any accompanying visuals (e.g., logos) for any Registered Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain the same.

Section 4.13                       Taxes.

Except as set forth in Section 4.13 of the Company Disclosure Schedule or in the Company SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)                         all Tax Returns required to be filed by or with respect to the Company or any of its subsidiaries have been duly and timely filed (except those under valid extension) and such Tax Returns are true, complete, and correct in all material respects;

(b)                        all Taxes due and payable by the Company or any of its subsidiaries have been duly and timely paid, withheld, or adequately provided for in accordance with GAAP on the Company’s most recent consolidated financial statements;

(c)                         the Company has not been advised of the existence of any pending proceeding, examination, investigation audit, administrative or judicial proceeding (“Proceedings”) and, to the Company’s Knowledge, no such Proceedings are threatened with respect to any Taxes of the Company or any of its subsidiaries that has not been finally resolved;

(d)                        no deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its subsidiaries, except of any such deficiencies that have been reflected or reserved for in the Company’s most recent financial statements or that have been finally resolved and paid in full;

(e)                         neither the Company nor any of its subsidiaries has granted any currently-effective waiver of any U.S. federal, state, local or non-U.S. statute of limitations with respect to, or any currently-effective extension of a period for the assessment of, any income Tax or any other Taxes;

(f)                           there are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its subsidiaries;

(g)                        neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement (other than such an agreement exclusively between or among the Company and its wholly-owned Subsidiaries);

(h)                        neither the Company nor any of its Subsidiaries (A) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (B) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law);

(i)                            the Company and each of its Subsidiaries has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties;

(j)                            no claim has been made in writing by any Governmental Authority in a jurisdiction in which the Company or any of its subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction;

(k)                         neither the Company nor any of its Subsidiaries has entered into, or otherwise participated (directly or indirectly) in, any “listed transaction” within the meaning of Treasury Regulations Section 1.601 l-4(b); and

(l)                            neither the Company nor any of its Subsidiaries has, within the past two years, or otherwise as part of a plan (or series of related transactions) (within the meaning of Section 355(e) of the Code) of which the Merger is a part, distributed stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

Section 4.14                       Environmental Matters.

To the Knowledge of the Company, the Company has provided to Parent all material environmental reports of the Company or any of its Subsidiaries which relate to material environmental liabilities of the Company or its Subsidiaries.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)                         the Company and the Company Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with their respective Environmental Permits;

(b)                        neither the Company nor any Company Subsidiary has Released, and to the Knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any real property, currently or formerly owned, leased, or operated by the Company or the Company Subsidiaries or any other location;

(c)                         neither the Company nor any Company Subsidiary has received any written claim or notice alleging that the Company or any Company Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to any Environmental Law;

(d)                        neither the Company nor any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances; and

(e)                         notwithstanding any other provision of this Agreement, this Section 4.14 sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

Section 4.15                       Material Contracts.

Section 4.15 of the Company Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound (each such agreement and contract, including any contract filed as an exhibit to the Company SEC Reports filed prior to the date of this Agreement being a “Company Material Contract”):

(a)                         any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise, right, arrangement or other binding commitment, instrument or obligation, in each case, other than among the Company and its consolidated Subsidiaries (each, a “Contract”) relating to (i) indebtedness for borrowed money and having an outstanding principal amount in excess of $1,000,000 in any single instance or (ii) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such Contract are greater than $1,000,000;

(b)                        any Contract that purports to limit the right of the Company or the Company Subsidiaries or a controlling Affiliate of the Company (i) to engage or compete in any line of business or (ii) to compete with any person or operate in any location, in the case of each of (i) and (ii), in any respect material to the business of the Company and the Company Subsidiaries, taken as a whole, or the business of Parent and its subsidiaries;

(c)                         any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than in the ordinary course of business) or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $1,000,000;

(d)                        any Contract with any current or former director or officer of the Company or any Company Subsidiary that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(e)                         any Contract between (x) the Company or any of the Company Subsidiaries, on the one hand, and (y) any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of the Regulation S-K under the Exchange Act;

(f)                           any Contract that creates a partnership or joint venture or similar agreement with respect to any material business of the Company;

(g)                        Section 6.1(h) of the Company Disclosure Schedule sets forth the aggregate committed spending for capital projects as of the date hereof, and each such project for which the Company’s committed spending as of the date hereof exceeds $150,000.

Notwithstanding anything in this Section 4.15, “Company Material Contract” shall not include any Contract that (i) is terminable by Company upon ninety (90) days’ or less notice without a penalty premium, (ii) will be fully performed or satisfied as of or prior to Closing, or (iii) is solely between the Company and a wholly-owned Company Subsidiary.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract, (ii) none of the Company or any Company Subsidiary has received any notice or claim of default under any such agreement or any notice of an intention to, and, to the Knowledge of the Company, no other party to any Company Material Contract intends to terminate, not renew or challenge the validity or enforceability of any Company Material Contract (including as a result of the execution of and performance of this Agreement), and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties hereto.

True, accurate and complete copies of the Company Material Contracts and of all Contracts pursuant to which the execution of this Agreement or the consummation of the Merger would give rise to or trigger any rights of a party thereto under any “change of control” or similar provision contained therein, which would result in (x) any material financial liability, or (y)  in a termination right with respect to any Company Material Contract have been made available to Parent prior to the date hereof.

Section 4.16                       Interested Party Transactions.

Except as set forth in Section 4.16 of the Company Disclosure Schedule or in Company SEC Reports, there are no Company Material Contracts, agreements, loans or other material transactions between the Company or any Company Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company, or (c) any Affiliate of any such officer, director or record or beneficial owner, on the other hand.

Section 4.17                       Brokers.

Except as set forth in Section 4.17 of the Company Disclosure Schedule, no broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.18                       Opinion of Financial Advisor.

The Company has received an opinion of KSA Capital Advisors (the “Company Financial Advisor”) to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Shares from a financial point of view.

Section 4.19                       State Takeover Statute.

Assuming the accuracy of the representation set forth in Section 5.8 as of the date hereof and the Merger Effective Time, no further action is required by the Board of Directors of the Company or its shareholders to render inapplicable to this Agreement and to the Merger the restrictions on a “significant business transaction” with an “acquiring person” (as defined in Section 23B.19.020 of the WBCA) set forth in Section 23B19.040 of the WBCA.

Section 4.20                       Insurance.

Section 4.20 of the Company Disclosure Schedule contains a complete and accurate list of all material insurance policies maintained by the Company as of the date of this Agreement.  Neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with or without notice or the lapse of time or both, would constitute a material breach or default, or permit termination or modification of, any such material insurance policies.  Except as set forth in Section 4.20 of the Company Disclosure Schedule or for exceptions that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, all material insurance policies maintained by the Company are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received with respect thereto.  Except as set forth in Section 4.20 of the Company Disclosure Schedule, there is no claim pending under any of such insurance policies that (i) has been denied or disputed by the insurer and (ii) would be material to the Company and its Subsidiaries, taken as a whole.

Section 4.21                       Labor Matters.

Except as set forth in Section 4.21 of the Company Disclosure Schedule:

(a)                         the Company and the Company Subsidiaries are neither party to nor bound by any labor agreement, collective bargaining agreement or material work rules or practices with any labor union or works council, and to the Knowledge of the Company, no labor union or works council is currently engaged in any activities to organize employees of the Company or the Company Subsidiaries;

(b)                        since May 1, 2005, there has been no actual or, to the Knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or material labor dispute affecting the Company or the Company Subsidiaries;

(c)                         except as would not, individually or in the aggregate, result in any material liability to the Company and the Company Subsidiaries taken as a whole, to the Knowledge of the Company, no officer or key employee of the Company or any Company Subsidiary is in any material respect in violation of any material term of any nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement or restrictive covenant to a former employer of any such person relating (i) to the right of the person to be employed or engaged by the Company or Company Subsidiary or (ii) to the knowledge or use of trade secrets or proprietary information; and

(d)                        except as would not, individually or in the aggregate, result in any material liability to the Company and the Company Subsidiaries taken as a whole, since May 1, 2005, the Company and the Company Subsidiaries have properly classified (i) each of their respective employees as employees and each of their respective independent contractors as independent contractors and compensated all employees in accordance with applicable wage and hour Laws, and (ii) each of their respective employees as either exempt or nonexempt in accordance with applicable state and federal minimum wage and overtime Laws.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Parent and MergerCo hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1                             Organization.

Each of the Buyer Parties has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect.

Section 5.2                             Ownership of MergerCo; No Prior Activities.

MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  All the issued and outstanding shares of capital stock of MergerCo are, and as of the Closing Date will be, owned, directly or indirectly, of record or beneficially by Parent.

Section 5.3                             Power and Authority.

Each of the Buyer Parties has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each of the Buyer Parties and the consummation by the Buyer Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Buyer Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the filing and recordation of the Company Certificate of Merger and other approved merger documents as required by the WBCA. This Agreement has been duly and validly executed and delivered by the Buyer Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 5.4                             No Conflict; Required Filings and Consents.

(a)                         The execution and delivery of this Agreement by each of the Buyer Parties does not, and the performance of each of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate the articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of MergerCo, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.4 have been obtained and all filings and obligations described in subsection (b) of this Section 5.4 have been made, conflict with or violate any Law applicable to any of the Buyer Parties, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger or otherwise prevent it from performing its obligations under this Agreement.

(b)                        The execution and delivery of this Agreement by each of the Buyer Parties does not, and the performance of each of the Buyer Parties’ obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act and state take-over Laws, (B) if applicable, filings under the rules and regulations of the Nasdaq, (C) if applicable, the pre-merger notification and waiting requirements of the HSR Act and other applicable Regulatory Laws, (D) the filing with the SEC of the Proxy Statement, and (E) the filing and recordation of appropriate merger documents as required by the WBCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent from performing its obligations under this Agreement.

Section 5.5                             Information Supplied.

None of the information supplied by the Buyer Parties or any Affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereto, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Buyer Parties with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.

Section 5.6                             Absence of Litigation.

As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (a) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (b) have or reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, none of Parent or its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7                             Availability of Funds.

Parent will have sufficient funds at the Closing to satisfy all of its obligations under this Agreement, including to (i) pay the aggregate Merger Consideration payable hereunder, and (ii) pay any and all fees and expenses in connection with the Merger and the financing thereof.

Section 5.8                             No Ownership of Company Capital Stock.

Except as set forth in Section 5.8 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries (including MergerCo) owns any Company Common Shares or other securities of the Company or any of the Company Subsidiaries.  Section 5.8 of the Parent Disclosure Schedule also sets forth the dates of acquisition of any Company Common Shares set forth therein.

Section 5.9                             Other Agreements or Understandings.

Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, MergerCo, or any Affiliate of Parent, on the one hand, and any member of the management of the Company or any person that has disclosed under the

Exchange Act that it owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

Section 5.10                       Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo or any of their subsidiaries.

Section 5.11                       No Additional Representations.

(a)                         Parent acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)                        Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article IV (which includes the Company Disclosure Schedule and the relevant disclosure in the Company SEC Documents) and in the certificate to be delivered pursuant to Section 8.2(c), and neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” management presentations (formal or informal), or in any other form in connection with the transactions contemplated by this Agreement, except as expressly set forth in Article IV (which includes the Company Disclosure Schedule and the relevant disclosure in the Company SEC Documents) and in the certificate to be delivered pursuant to Section 8.2(d) below.  Without limiting the foregoing, the Company makes no representation or warranty to the Parent with respect to any financial projection or forecast relating to the Company or any of the Company Subsidiaries.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1                             Conduct of Business by the Company Pending the Merger.

The Company agrees that, between the date of this Agreement and the Merger Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Schedule and except with the prior written consent of Parent, such consent not to be unnecessarily withheld, conditioned or delayed, the businesses of the Company and the Company Subsidiaries shall be conducted in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and any Persons with which the Company or any Company Subsidiary has significant business relations. Except (i) as required, permitted or otherwise contemplated by this Agreement, (ii) as set forth in Section 6.1 of the Company Disclosure Schedule or (iii) with respect to transactions among the Company and wholly-owned subsidiaries of the Company, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Merger Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)                         amend or otherwise change any provision of the Company Articles or Company Bylaws, or similar organizational or governance documents of the Company Subsidiaries,

(b)                        (i) authorize for issuance, issue, deliver, dispose of, encumber or sell, or agree or commit to do any of the foregoing, with respect to any shares of any class of capital stock, voting securities or other ownership interest of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities, any Company Stock Awards, or other Incentive Plans, or any other ownership interest, of the Company or any Company Subsidiary, other than the issuance of Company Common Shares issuable pursuant to Company Stock Awards outstanding on the date hereof pursuant to the provisions of Section 3.1 above; (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options, the vesting of Company Stock Awards, or the lapse of restrictions on Company Stock Awards pursuant to the provisions of Section 3.1 above; or (iii) split, combine, adjust, recapitalize, subdivide, redeem, purchase or reclassify or otherwise acquire any shares, stock or other equity interests of the Company or any Company Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests;

(c)                         directly or indirectly acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) (i) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or (ii) any assets or property exceeding $1,000,000 in the aggregate;

(d)                        except as set forth in Section 6.1(d) of the Company Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business for working capital purposes (which shall be deemed to include, without limitation, draws under the Company’s line of credit facility or other similar lines of credit) not in excess of $1,000,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole;

(e)                         except as set forth in Section 6.1(e) of the Company Disclosure Schedule, materially modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Material Contract or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.15 of the Company Disclosure Schedule as a Material Contract;

(f)                           except as set forth in Section 6.1(f) of the Company Disclosure Schedule or except as required by the terms of Benefit Plans or by applicable Law, (i) increase the compensation or benefits payable to its directors or executive officers or, except in the ordinary course of business, other employees who are not executive officers or employees or (ii) grant to any director, officer, employee, consultants or independent contractors of the Company or of any Company Subsidiary any new severance, change of control or termination pay, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into or amend to materially increase benefits under any collective bargaining, work rules, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer, employee, consultant or independent contractor;

(g)                        except as required by the SEC or changes in GAAP which become effective after the date of this Agreement, or as recommended by the Company’s audit committee or independent auditors, in which case the Company shall notify the Parent, materially change any of its accounting policies (whether for financial accounting or Tax purposes);

(h)                        authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than Capital Expenditures set forth in Section 6.1(h) of the Company Disclosure Schedule;

(i)                            waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where the amounts paid or to be paid are (i) covered by insurance coverage maintained by the Company or (ii) otherwise less than $250,000;

(j)                            (i) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, other than Permitted Liens, or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and the Company Subsidiaries, taken as a whole, other than sales or dispositions of inventory and used equipment in the ordinary course of business consistent with past practice or pursuant to existing Contracts of the Company or a Company Subsidiary, (ii) enter into, modify or amend any material lease of real property, except in the ordinary course of business consistent with past practice, or (iii) modify, amend, terminate or permit the lapse of any material lease of real property or other material Contract relating to any real property;

(k)                         except in the ordinary course of business consistent with past practice, dispose of, grant exclusive licenses or assign, or permit to lapse any rights to, any material Intellectual Property;

(l)                            take any action that would result in, or fail to take any action that would prevent, the expiration, lapse, termination or abandonment of any right, registration or application for registration of material Intellectual Property other than in the ordinary course of business consistent with past practice;

(m)                      declare, pay, or set aside for payment any dividend with respect to the outstanding capital stock of the Company, including without limitation, the Company Common Shares (a “Dividend”), provided, however, that the Company may elect to declare or pay any such Dividend without seeking the consent of Parent but the aggregate amount of any such Dividend declared or paid during the period between the date of this Agreement and the Merger shall be deducted from the aggregate Merger Consideration; or

(n)                        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than: (i) the currently existing liquidation effort with regard to the Cutter & Buck (BV) Europe; (ii) the Merger; or (iii) in accordance with the provisions of Section 7.3;

(o)                        make any investment (by contribution of capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than credit extended to customers in the ordinary course of business and travel and similar advances to its employees in the ordinary course of business consistent with past practice), to, any Person other than a direct or indirect wholly owned Subsidiary of the Company;

(p)                        pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether accrued, absolute, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of any material claims, liabilities or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports, or (ii) incurred in the ordinary course of business; provided that this clause (p) shall not apply to litigation that is subject to Section 6.1(i) above;

(q)                        increase the amount of directors’ and officers’ liability insurance coverage maintained by the Company, other than in accordance with Section 7.5; or

(r)                           announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Section 6.2                             Conduct of Business by Buyer Parties Pending the Merger.

The Buyer Parties agree that, between the date of this Agreement and the Merger Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any action, that (a) could be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or (b) would cause any of the representations or warranties of the Buyer Parties contained herein to become inaccurate in any material respect or any of the covenants of the Buyer Parties to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 8.3.

Section 6.3                             Tax Matters.

Except as set forth in Section 6.3 of the Company Disclosure Schedule with respect to Taxes, without the prior consent of Parent or MergerCo (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not materially change an annual Tax accounting period, adopt or materially change any Tax accounting method, file any Tax Return, file any amended Tax Return, settle or compromise a material Tax liability, claim or assessment relating to the Company, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund or enter into any material Tax sharing, allocation or indemnification agreement.

Section 6.4                             MergerCo.

Parent will take all action necessary to cause MergerCo to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.5                             Financing.

The Company shall, and shall cause each Company Subsidiary to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of any financing with respect to the Merger as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including, at the reasonable request of Parent, by agreeing to pledge, grant security interests in, and otherwise grant liens on the Company’s or its Subsidiaries’ assets; provided that (i) no such pledge or grant shall be effective until the Merger Effective Time; and (ii) nothing within this Section 6.5 shall be deemed to condition Parent’s obligation to consummate the Merger under the terms of this Agreement on the receipt of any such financing.  Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with any financing arrangements of Parent prior to the Merger Effective Time.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1                             Company Proxy Statement; Other Filings; Shareholders’ Meeting.

(a)                         As promptly as practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent, file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby.  Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement.  Each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following clearance from the SEC.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings.  If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company or the Buyer Parties or any of their respective Affiliates, officers, members or directors, should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its representatives, and the SEC concerning the Proxy Statement.

(b)                        The Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) as promptly as practicable after the date of this Agreement, for the purpose of voting upon the adoption of this Agreement in accordance with Section 23B.11.030 of the WBCA.  Subject to the following sentence, (i) the Company Board shall recommend to holders of the Company Common Shares (and not withdraw or modify, or propose publicly to withdraw or modify its recommendation) that they adopt this Agreement (the “Company Recommendation”) and (ii) the Company will use reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and to obtain the Company Shareholder Approval.  Notwithstanding anything in this Agreement to the contrary, prior to the Shareholders of the Company having approved the Merger at the Company Shareholders’ Meeting, the Company Board may determine (1) not to make or to withdraw, modify or change such recommendation (a “Company Change in Recommendation”) and (2) not to use such efforts to solicit proxies in favor of the adoption of this Agreement if, in the case of both clauses (1) and (2), it (A) has received an unsolicited Company Superior Proposal which it has determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to act on would be inconsistent with its fiduciary duties under applicable Law, (B) provides to Parent at least three (3) Business Days’ prior written notice that it intends (or may intend) to take any such action, and (C) provides written notice to Parent that it has taken such action.  The Company agrees that until immediately after the third Business Day following Parent’s receipt of such written notice, the Company and its Representatives shall (if Parent so requests) negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.  In determining whether to make a Company Change in Recommendation, the Company Board shall take into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into, and for which all internal approvals of Parent have been obtained.  The Company may, if it receives an unsolicited Company Acquisition Proposal, delay the mailing of the Proxy Statement or the holding of the Company Shareholders’ Meeting, in each case for such reasonable period but in no event beyond ten (10) Business Days, as would provide a reasonable opportunity for the Company Board to consider such Company Acquisition Proposal and to determine the effect, if any, on the Company Recommendation.

Section 7.2                             Access to Information; Confidentiality.

(a)                         Subject to applicable Law and confidentiality agreements, from the date hereof until the Merger Effective Time, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford Parent and Parent’s officers, directors, employees, accountants, legal counsel and financial advisors (collectively “Representatives”) following notice from Parent to the Company in accordance with this Section 7.2, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries, and all other financial, operating, Tax related and other data and information as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its Representatives shall (i) contact or have any discussions with any of the Company’s or the Company Subsidiaries’ employees, agents, or representatives, unless in each case Parent obtains the prior consent of the Company’s Chief Executive Officer, which shall not be unreasonably withheld, (ii) contact or have any discussions with any licensees or franchisees of the Company or their respective subsidiaries, unless in each case Parent obtains the prior consent of the Company’s Chief Executive Officer, which shall not be unreasonably withheld, (iii) damage any property or any portion thereof, or (iv) collect or analyze any environmental samples (including building materials, indoor and outdoor air, surface and ground water, and surface and subsurface soils). Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its Representatives intend to conduct or review, as applicable.  The Company shall be entitled to have representatives present at all times during any such inspection.  Notwithstanding the foregoing, neither the Company nor any of its respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its respective subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate in good faith to create ways in which to maximize the amount of information which can be disclosed to Parent or its Representatives without such effect, and the Company and the Company Subsidiaries shall use their commercially reasonable efforts to cooperate with Parent in assisting Parent with its transition and integration planning.

(b)                        Prior to the Merger Effective Time, all information obtained by Parent pursuant to this Section 7.2 shall be kept confidential in accordance with the confidentiality provisions of that letter agreement dated December 16, 2006 between Parent and Kurt Salmon Associates Capital Advisors, Inc. (the “Confidentiality Agreement”).

Section 7.3                             No Solicitation of Transactions by the Company.

(a)                         During the term of this Agreement, none of the Company or any Company Subsidiary shall, nor shall it authorize or knowingly permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of the Company or any Company Subsidiary to, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Acquisition Proposal, or (iii) enter into an agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Agreement) with respect to a Company Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Shareholders Approval, following the receipt by the Company or any Company Subsidiary of a Company Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of this Section 7.3(a)), the Company Board may (directly or through advisors or representatives) after providing Parent not less than 24 hours’ notice of its intention to take such actions, (x) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Company Superior Proposal and (y) if (A) the Company Board determines in good faith after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that such Company Acquisition Proposal is, or is reasonably likely to lead to, a Company Superior Proposal and (B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company Board may (1) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person who made such proposal; (provided that the Company has previously or concurrently furnished such information to Parent) and; provided, further, that, prior to furnishing such information, the Company shall have received from the Person to whom such information is being furnished an executed confidentiality agreement on terms at least as restrictive as the terms of the Confidentiality Agreement, and which confidentiality agreement does not provide for any exclusive right to negotiate with the Company and does not restrict the Company from complying with this Section 7.3, (2) participate in negotiations regarding such proposal and (3) following receipt of a Company Acquisition Proposal that constitutes a Company Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 9.1(h) and the payment of the Termination Fee pursuant to Section 9.4; provided that, in the case of clauses (1) and (2) above, the Company gives Parent notice prior to taking the actions set forth therein.  The Company shall provide Parent with a correct and complete copy of any such confidentiality agreement entered into pursuant to this Section 7.3(a) within 24 hours after execution thereof.

(b)                        Subject to Section 7.3(a), the Company shall take, and shall cause the Company Subsidiaries to take, all actions reasonably necessary to cause their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Company Acquisition Proposal.

(c)                         The Company shall notify Parent (in no event less than 24 hours following the Company’s initial receipt of any Company Acquisition Proposal) of the relevant details relating to a Company Acquisition Proposal (including the identity of the parties and all material terms thereof) which the Company or any Company Subsidiary or any such officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate may receive after the date hereof, and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal, including any changes in material terms or conditions thereto.

(d)                        Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the Company Board from disclosing any information required to be disclosed under applicable Law or from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Company Acquisition Proposal.  In addition, nothing in this Section 7.3 or this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

Section 7.4                             Employee Benefits Matters.

(a)                         From and after the Merger Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all benefit plans and compensation arrangements and agreements and employment agreements in accordance with their terms as in effect immediately before the Merger Effective Time; provided that nothing herein shall preclude Parent from amending or terminating any such agreement or arrangement in accordance with the terms thereof.  For a period of one year following the Merger Effective Time (the “Benefits Continuation Period”) Parent shall provide, or shall cause to be provided, to each current employee of the Company and its subsidiaries who remain employed by the Surviving Corporation after the Merger Effective Time other than such employees covered by collective bargaining agreements (“Company Employees”) (i) compensation (including, without limitation, incentive compensation other than equity-based incentive compensation) no less favorable than the compensation provided to Company Employees (including without limitation incentive compensation other than equity-based incentive compensation) immediately before the Merger Effective Time and (ii) benefits that are no less favorable, in the aggregate, than the benefits provided to Company Employees immediately before the Merger Effective Time. However, nothing in this Section shall prevent Parent or the Surviving Corporation from terminating a Company Employee’s employment, or reducing or otherwise modifying any term or condition of employment, in a manner consistent with the Company’s past practices based upon employee performance, or changes in business circumstances or conditions.  During the Benefits Continuation Period, Parent shall honor, fulfill and discharge the Company’s and the Company Subsidiaries’ obligations under, the severance plans listed on Section 7.4(a) of the Company Disclosure Schedule without any amendment or change that is adverse to the Company Employees.  During the Benefits Continuation Period, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Merger Effective Time in compensation paid to Company Employees and used to determine severance benefits.

(b)                        For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Merger Effective Time (the “New Plans”) each Company Employee shall subject to applicable Law and applicable tax qualification requirements be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the Merger Effective Time, to the same extent as such Company Employee was entitled, before the Merger Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Merger Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its subsidiaries in which such Company Employee participated immediately prior to the Merger Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)                         All annual bonus plans for Company Employees for the Company’s fiscal year ending April 30, 2007 will be paid in accordance with their terms to the extent earned by such Company Employees, including the effect, if any, of this Agreement or the Merger; provided that the amounts payable with respect to bonus plans for such fiscal year shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement (including any expenses or costs related to actions undertaken in anticipation of the transactions contemplated by this Agreement) or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not been anticipated or occurred, and bonus amounts for the Company’s fiscal year ending April 30, 2007 shall not be subject to negative discretion by the administrator for the bonus plans.  In addition, Parent shall cause the Surviving Corporation to provide and maintain in effect for Company Employees the Company’s fiscal year ending April 30, 2008 bonus plans which provide Company Employees with aggregate compensation opportunities at levels at least as beneficial as those opportunities provided to Company Employees immediately prior to the Merger Effective Time.

(d)                        Prior to the Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares or Company Stock Options to acquire Company Common Shares (or Company Common Shares acquired upon the vesting of any Company Stock-Based Awards or Company Restricted Shares) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 7.5                                      Directors’ and Officers’ Indemnification and Insurance.

(a)                         Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Articles, Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Merger Effective Time, Parent shall and Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Closing Date serving as a director, officer, trustee, employee, agent, or fiduciary of the Company or Company Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or, with the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided that all advancement of expenses pursuant to the foregoing shall be subject to an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 7.5(a) shall extend to acts or omissions occurring at or before the Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or the Company Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.5(a): (A) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of the Company Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Merger Effective Time at the request of the Company or any of Company Subsidiaries; and (B) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.5(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

(b)                        Without limiting the foregoing, Parent and MergerCo agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of the Company Subsidiaries as provided in the Company Articles and Company Bylaws (or, as applicable, the articles, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company or any of the Company Subsidiaries identified on Section 7.5(b) of the Company Disclosure Schedule shall be honored by the Surviving Corporation in the Merger, without further action, at the Merger Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)                         For a period of six (6) years from the Merger Effective Time, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Articles and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of Company Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)                        The Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries with respect to claims arising from facts or events that occurred on or before the Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) (A) that the Company may obtain such extended reporting period coverage under the Company’s existing D&O insurance (to be effective as of the Merger Effective Time) or (B) that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured; provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Merger Effective Time; (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.5(d) more than an amount per year of coverage equal to two hundred percent (200%) of the current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred percent (200%) of the current annual premiums paid by the Company, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of the current annual premiums paid by the Company.  Parent shall, and shall cause the Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e)                         If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.5.

(f)                           Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.5 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 7.5.

(g)                        This Section 7.5 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation.  Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.5.

Section 7.6                             Further Action; Best Efforts.

(a)                         Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)                        Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) days after the date hereof (unless extended by mutual agreement of the parties) make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as expeditiously possible (and in any event shall use best efforts to cause the Closing to occur prior to the Outside Date), including, without limitation (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its subsidiaries or Affiliates or of the Company or the Company Subsidiaries and (B) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing and (iv) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications between the Company or Parent, as the case may be, or any of their respective subsidiaries, and any third party or any Governmental Authority with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority.  Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(c)                         In furtherance and not in limitation of the covenants of the parties contained in this Section 7.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), each of the Company and Parent shall cooperate in all respects with each other and shall use their respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.6 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) or 9.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 7.6.

(d)                        For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

Section 7.7                             Public Announcements.

The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 7.8                             Notification.

Each of the Company and Parent, as the case may be, shall act in good faith to reasonably promptly notify the other party upon becoming aware of any occurrence or event that is reasonably likely to cause any of the conditions to closing set forth in Article VIII not to be satisfied.

Section 7.9                             Shareholder Litigation.

The Company shall promptly advise Parent orally and in writing of any shareholder litigation against the Company or its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such shareholder litigation.  The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation, shall give consideration to Parent’s advice with respect to such shareholder litigation and, prior to the termination of this Agreement, shall not settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld.

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.1                             Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a)                         The Company Shareholder Approval shall have been obtained by the Company.

(b)                        Subject to Section 7.6(b), any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other Regulatory Law shall have expired or been terminated, and any approvals required thereunder or any other Regulatory Law shall have been obtained.

(c)                         No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger.

Section 8.2                             Conditions to the Obligations of Parent and MergerCo.

The obligations of Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing of the following additional conditions:

(a)                         The representations and warranties of the Company contained in this Agreement (other than those contained in Sections 4.1 (a), 4.3 and 4.4) that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of the Company contained in Sections 4.1(a), 4.3 and 4.4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing.

(b)                        The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Merger Effective Time.

(c)                         The Company shall have each delivered to Parent a certificate, dated the date of the Merger Effective Time, signed by a senior officer of the Company, and certifying as to the satisfaction by the Company, of the applicable conditions specified in Sections 8.2(a) and 8.2(b).

(d)                        The Company shall have obtained any consents to the transaction required under those contracts identified on Section 4.5(a) of the Company Disclosure Schedule.

Section 8.3                             Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a)                         The representations and warranties of Parent and MergerCo in this Agreement (other than those contained in Sections 5.1 and 5.3) that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties of Parent and MergerCo contained in Sections 5.1 and 5.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)                        Parent and MergerCo shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Merger Effective Time.

(c)                         Parent and MergerCo shall have delivered to the Company a certificate, dated the date of the Merger Effective Time, signed by a senior officer of Parent and MergerCo and certifying as to the satisfaction by Parent and MergerCo of the conditions specified in Sections 8.3(a) and 8.3(b).

Section 8.4                             Frustration of Conditions.

None of the Company, Parent or MergerCo may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.6.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1                             Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time by action taken or authorized by the Company Board, or members of the terminating party or parties, notwithstanding any requisite approval of the Merger by the shareholders of the Company, and whether before or after the shareholders of the Company have approved the Merger at the Company Shareholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a)                         by mutual written consent of Parent and the Company;

(b)                        by either Parent or the Company if the Merger Effective Time shall not have occurred on or before July 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Merger Effective Time to occur on or before such date;

(c)                         by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”); provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the Merger, and; provided, further, that the terms of this Section 9.1(c) shall not be available to any party unless such party shall have used its reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d)                        by Parent if each of it and MergerCo is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.2(a) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of the Company of its covenants or agreements herein such that the condition set forth in Section 8.2(b) would be incapable of being satisfied by the Outside Date; or (iii) the conditions set forth in

Section 8.1 and Section 8.3 have been satisfied (other than those conditions that are not satisfied due to the Company’s failure to satisfy its obligations under this Agreement) but the Company fails to consummate the Merger as contemplated by Section 2.4;

(e)                         by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent and MergerCo herein are or become untrue or inaccurate such that the condition set forth in Section 8.3(a) would be incapable of being satisfied by the Outside Date; (ii) there has been a breach on the part of Parent or MergerCo of any of their respective covenants or agreements herein such that the conditions set forth in Section 8.3(b) would be incapable of being satisfied by the Outside Date; or (iii) the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that are not satisfied due to Parent’s or MergerCo’s failure to satisfy its obligations under this Agreement) but Parent fails to consummate the Merger as contemplated by Section 2.4;

(f)                           by the Company or Parent if the Company Shareholder Approval is not obtained at the Company Shareholders’ Meeting (including any adjournments and postponements thereof); provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(g)                        by Parent if the Company Board shall have (1) effected a Company Change in Recommendation or (2) elected not to use reasonable efforts to obtain the Company Shareholder Approval, or (3) publicly recommended or approved any Company Acquisition Proposal; or

(h)                        by the Company, if the Company Board has approved, or authorized the Company to enter into a definitive agreement with respect to, a Company Superior Proposal, but only so long as (i) the Company Shareholder Approval has not yet been obtained, (ii) the Company is in compliance in all material respects with Section 7.3, (iii) the Company shall have first given Parent at least 2 Business Days’ notice of its intent to terminate pursuant to this subsection, (iv) after taking into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into, within such 2-Business Day period and for which all internal approvals of Parent have been obtained since receipt of such notice, such Company Superior Proposal continues to constitute a Company Superior Proposal (taking into account any amendment to this Agreement or any amendment to this Agreement agreed in writing by Parent), and (v) the Company intends, simultaneously or substantially simultaneously with such termination, to enter into a definitive acquisition, merger or other agreement to enter into the transaction contemplated by the Company Superior Proposal.

The party desiring to terminate this Agreement shall give written notice of such termination to the other parties, including a description of the reasons for desiring to terminate this Agreement and the Sections under which such termination is made.

Section 9.2                             Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Sections 7.2(b), this Section 9.2, Section 9.3 and Article IX shall survive any such termination); provided, however, nothing herein shall relieve any party hereto from liability for (i) any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, or (ii) any fraud or willful breach of this Agreement.

Section 9.3                             Expenses.

All expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 9.4                             Termination Fee

If this Agreement is terminated pursuant to Section 9.1(g) or Section 9.1(h), then the Company shall pay to Parent (by wire transfer of immediately available funds) a fee in an amount equal to $4,000,000 (the “Termination Fee”), with such payment to be made by the Company within two Business Days after such termination.  If the Company fails to pay the Termination Fee in accordance with this section and, in order to obtain such payment, Parent makes a claim that results in a judgment for such amount, the Company shall pay to Parent its reasonable attorneys fees and related expenses incurred with such claim.  Payment of the Termination Fee shall not be in lieu of damages incurred in the event of an intentional or willful breach of this Agreement.

Section 9.5                             Waiver.

At any time prior to the Merger Effective Time, the Company, on the one hand, and Parent and MergerCo, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerCo).  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X
GENERAL PROVISIONS

Section 10.1                       Non—Survival of Representations and Warranties.

The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Merger Effective Time.

Section 10.2                       Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

if to Parent or MergerCo:

New Wave Group (AB) Publ Orrekulla Industrigata 61 SE-425 36 Hisings Kärra Sweden Attn: Chief Executive Officer Fax: +46 (0)31 712 89 99

with a copy to: Archer & Greiner, P.C. One Centennial Square 33 East Euclid Avenue Haddonfield, NJ 08033 United States of America Attn: Terence J. Fox, Esq. Fax: (856) 795-0574

if to the Company:

Cutter & Buck Inc. 701 N. 34th Street, Suite 400 Seattle, WA 98103 United States of America Attn: Chief Executive Officer Fax: (206) 448-0589

with copies to:

Lane Powell PC
1420 Fifth Avenue, Suite 4100
Seattle, WA 98101
United States of America
Attn: Michael E. Morgan, Esq.

Fax: (206) 223-7107

Section 10.3                       Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4                       Amendment.

This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Merger Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the Nasdaq, requires further approval by such shareholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.5                       Entire Agreement; Assignment.

This Agreement, together with the Confidentiality Agreement and the Disclosure Schedules, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

Section 10.6                       Performance Guaranty.

Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the Buyer Parties under this agreement in accordance with the terms hereof including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Merger Effective Time.

Section 10.7                       Specific Performance.

Subject to Section 7.3(a), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.8                       Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than following the consummation of the Merger, the provisions of Article II and Section 7.5 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).

Section 10.9                       Governing Law; Forum.

(a)                         All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Washington without regard to its rules of conflict of laws.

(b)                        Except as set out below, each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Washington or any court of the United States located in the State of Washington (the “Washington Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Washington Courts and agrees not to plead or claim in any Washington Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Washington, to appoint and maintain an agent in the State of Washington as such party’s agent for acceptance of legal process, and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Washington.  For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Washington, Parent does hereby appoint Corporation Service Company, 6500 Harbour Heights Parkway, Suite 400, Mukilteo, Washington 98275, as such agent.

Section 10.10                 Waiver of Jury Trial.

Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.10.

Section 10.11                 Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.12                 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.13                 Waiver.

Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(signature page follows)

IN WITNESS WHEREOF, Parent, MergerCo, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CUTTER & BUCK INC.

By:	/s/ Ernest R. Johnson
Name:	Ernest R. Johnson
Title:	Chief Executive Officer

NEW WAVE GROUP AB (Publ)

By:	/s/ Goran Harstedt
Name:	Goran Harstedt
Title:	Deputy Chief Executive Officer

NEWPORT ACQUISITION CORPORATION

By:	/s/ Goran Harstedt
Name:	Goran Harstedt
Title:	Vice President

EXHIBIT A

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “AGREEMENT”), dated as of April       , 2007 (the “Effective Date”), by and among New Wave Group AB (Publ) (“Parent”) and                              , a United States citizen (“Stockholder”) and a stockholder of Cutter & Buck Inc., a Washington corporation (the “Company”).  All references to the “date hereof” shall mean the Effective Date. Other capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement.

R E C I T A L S:

WHEREAS, the Company, Parent and Newport Acquisition Corporation, a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated as of the Effective Date, providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of, that number of shares of common stock (the “Company Shares”) of the Company set forth beside Stockholder’s name on Schedule A hereto; and

WHEREAS, concurrently with the effectiveness of the Merger Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to Stockholder, “Affiliate” shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.  For the avoidance of doubt, no officer or director of the Company shall be deemed an Affiliate of another officer or director of the Company by virtue of his or her status as an officer or director of the Company.

“Alternative Transaction” means (i) any transaction of the type described in the definition of Acquisition Proposal contained in the Merger Agreement other than the transactions contemplated by the Merger Agreement and (ii) any other action, agreement or transaction that would reasonably be expected to hinder, delay, impede, interfere, postpone, discourage, adversely affect or frustrate the consummation of the transaction contemplated by the Merger Agreement.

“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d) (1) (i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. without duplicative counting of the same securities, securities Beneficially Owned by a Person shall include securities Beneficially Owned by (i) all controlled Affiliates of such Person, and (ii) all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

“Beneficial Owner” with respect to any securities means a Person that has Beneficial Ownership of such securities.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

“Subject Shares” means, with respect to Stockholder, without duplication, (i) the Company Shares owned by Stockholder on the date hereof as described on Schedule A, and (ii) any additional Company Shares acquired by Stockholder or over which the Stockholder acquires Beneficial Ownership from and after the date hereof, whether pursuant to existing stock option agreements or otherwise.

“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

ARTICLE II

COVENANTS OF SHAREHOLDER

Section 2.1   Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the extent provided in Chapter 23B.07.220 of the Washington Business Corporation Act (the “WBCA”), with respect to the Subject Shares referred to therein.

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Section 2.2   Agreement to Vote.

(a)  At any meeting of the stockholders of the Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of, or any other action by, the stockholders of the Company given or solicited prior to the Expiration Date, Stockholder shall vote, or provide a consent with respect to, all of the Subject Shares entitled to vote or to consent thereon (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, and any actions required in furtherance thereof and (ii) against any Alternative Transaction and against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that is intended to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Merger Agreement, including without limitation the Merger.

(b)  Stockholder shall not enter into any agreement with any Person (other than Parent) prior to the Expiration Date (with respect to periods prior to or after the Expiration Date) directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of, the Subject Shares in respect of the matters described in Section 2.2 hereof.

Section 2.3   Revocation of Proxies; Cooperation. Stockholder agrees as follows:

(a)  Stockholder hereby represents and warrants that any proxies heretofore given in respect of the Subject Shares with respect to the matters described in Section 2.2(a) hereof are not irrevocable, and Stockholder hereby revokes any and all prior proxies with respect to such Subject Shares as they relate to such matters. Prior to the Expiration Date, Stockholder shall not directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.2(a) hereof (other than to Parent), deposit any of the Subject Shares or enter into a voting agreement (other than this Agreement) with respect to any of the Subject Shares relating to any matter described in Section 2.2(a).

(b)  Stockholder will (i) use all reasonable efforts to cooperate with the Company, Parent and Merger Sub in connection with the transactions contemplated by the Merger Agreement, (ii) promptly take such actions as are necessary to consummate such transactions, and (iii) provide any information reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing sought for such transactions.

Section 2.4   No Solicitation. Stockholder agrees that:

(a)  Stockholder shall not, and shall cause its Affiliates and its and their Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any proposal that constitutes, or could reasonably be expected to lead to, an Alternative Transaction, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to Stockholder, the Company, the Company’s Subsidiaries, Parent or Merger Sub or this Agreement or the Merger Agreement and the transactions contemplated hereby and thereby to, or afford access to any of the properties, books or records of Stockholder,

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the Company or the Company’s Subsidiaries to, any Person with respect to any Alternative Transaction, (iii) approve, endorse, recommend or vote for (or consent to) any Alternative Transaction or (iv) enter into any agreement or agreement in principle with any Person with respect to an Alternative Transaction.

(b)  Notwithstanding anything to the contrary contained in this Agreement, (i) the provisions of this Agreement apply solely to Stockholder when acting in his or its capacity as a stockholder of the Company and not when acting or purporting to act as a representative or an officer or director of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub under the Merger Agreement, including, without limitation, Article VII thereof); and (ii) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties to the Company and/or its stockholders by voting or taking any other action whatsoever in Stockholder’s capacity as a director or officer of the Company.

Section 2.5   No Transfer of Subject Shares; Publicity.  Stockholder agrees that:

(a)  Stockholder (i) shall not subject any of the Subject Shares to, or suffer to exist on any of the Subject Shares, any Lien, (ii) shall not Transfer or agree or offer to Transfer any of the Subject Shares or, with respect to any matter described in Section 2.2(a), grant any proxy or power-of-attorney with respect to any of the Subject Shares and (iii) shall take all action reasonably necessary to prevent creditors in respect of any pledge of the Subject Shares from exercising their rights under such pledge.

(b)  Unless required by applicable law, neither Stockholder nor any of its Affiliates or Representatives shall make any press release or public announcement with respect to the business or affairs of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent in each instance.

Section 2.6   No Appraisal. Stockholder agrees not to make a demand for appraisal in respect of the Subject Shares pursuant to Chapter 23B.13 et seq. of the WBCA, and hereby irrevocably and unconditionally waives any rights of appraisal or any dissenters’ rights pursuant to Chapter 23B.13 et seq. of the WBCA and any similar rights, in each case to the extent relating to the Merger or any related transaction, that Stockholder may have by virtue of the Subject Shares.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF STOCKHOLDER

Stockholder represents, warrants and covenants to Parent and Merger Sub that:

Section 3.1   Ownership. Stockholder is the sole Beneficial Owner and

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the record and legal owner of the Subject Shares identified on Schedule A and such shares constitute all of the capital stock of the Company Beneficially Owned by Stockholder. Stockholder has good and valid title to all of such shares, free and clear of all Liens, claims, options, proxies, voting agreements and security interests and has the sole right to such Subject Shares and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Shares. None of the Subject Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Shares.

Section 3.2   Authority and Non-Contravention.

(a)  The Stockholder is an individual, and not a corporation, limited liability company, partnership, trust or other such entity.

(b)  Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Stockholder has all necessary power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement, and no other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c)  Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution, delivery or performance of this Agreement or obtain any permit or approval from any Governmental Entity for any of the transactions contemplated hereby, except to the extent required by Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder.

(d)  Neither the execution and delivery of this Agreement by Stockholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of, require any consent under or constitute a default by Stockholder under any mortgage, bond, indenture, agreement, instrument or obligation to which Stockholder is a party or by which it or any of Stockholder’s assets (including the Subject Shares) are bound, or violate any permit of any Governmental Entity, or any Law or order to which such Stockholder, or any of its assets (including the Subject Shares), may be subject, or (ii) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Stockholder (including the Subject Shares) .

Section 3.3   Total Shares. Except as set forth on Schedule A, Stockholder is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any

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Company Shares or any securities convertible into or exchangeable or exercisable for Company Shares.

Section 3.4   Reliance. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

Parent represents, warrants and covenants to Stockholder that, assuming due authorization, execution and delivery of this Agreement by Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent.

ARTICLE V

GENERAL PROVISIONS

Section 5.1   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain and belong to Stockholder, and neither Parent nor any of its Affiliates shall have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein or in the Merger Agreement.

Section 5.2   Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (including facsimile or similar writing) and shall be given:

(a)          If to Parent, to:

New Wave Group AB (Publ)

Orrekulla Industrigata 61

SE-425 36 Hisings Kärra

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SWEDEN

Attention:  Goran Harstedt, dCEO

Facsimile:  46 31 7128999

With a copy to:

Archer & Greiner, P.C.

One Centennial Square

Haddonfield, NJ 08033

Attention:  Terence J. Fox, Esquire

(b)           If to a Stockholder, to Stockholder’s address set forth on Schedule A or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

Section 5.3   Further Actions. Upon the request of any party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

Section 5.4   Entire Agreement and Modifications. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter and constitute (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement shall not be amended, supplemented or otherwise modified except by a written document executed by the party against whose interest the modification will operate. The parties shall not enter into any other agreement inconsistent with the terms and conditions of this Agreement and the Proxy, or that addresses any of the subject matters addressed in this Agreement and the Proxy.

Section 5.5   Drafting and Representation. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 5.6   Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining

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provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 5.7   No Third-Party Rights. Stockholder may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent. Parent and Merger Sub may not assign any of their rights or delegate any of their obligations under this Agreement with respect to Stockholder without the prior written consent of Stockholder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of Stockholder and the successors and permitted assigns of Parent. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 5.8   Enforcement of Agreement. Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated by monetary damages. Accordingly, Stockholder agrees that, (a) it will waive, in any action for specific performance, the defense of adequacy of a remedy at Law, and (b) in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, Parent will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 5.9   Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement, the Proxy or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no claim or right arising out of this Agreement, the Proxy or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Proxy or the documents referred to in this Agreement.

Section 5.10 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed by, construed under and

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interpreted in accordance with the Laws of the State of Washington, without giving effect to principles of conflicts or choice of law.

Section 5.11 Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Proxy or the transactions contemplated hereby or thereby shall be brought exclusively in a United States District Court located in the State of Washington or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in a Washington state court, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 5.2 shall be deemed effective service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Section 5.13 Termination. This Agreement shall terminate upon the earliest of (a) the Merger Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with Article IX thereof, or (c) written notice by Parent to Stockholder of the termination of this Agreement (the date of the earliest of the events described in clauses (a), (b) and (c), the “Expiration Date”) .

Section 5.14 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Nothing in this Agreement shall be deemed to limit the obligations of the Company pursuant to Section 9.3 of the Merger Agreement.

Section 5.15           Headings; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) “it” or “its” or words denoting any gender include all genders and (c) the word “including” shall mean “including without limitation,” whether or not expressed.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

NEW WAVE GROUP AB (Publ)

By:
Name:
Title:

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SCHEDULE A

Name and Address of Stockholder	Shares Beneficially Owned	Shares Under Options

EXHIBIT A

IRREVOCABLE PROXY

From and after the date hereof and until the Expiration Date (as defined below), the undersigned stockholder (“STOCKHOLDER”) of Cutter & Buck Inc. a Washington corporation (the “Company”), hereby irrevocably (to the full extent permitted by Chapter 23B.07.220 of the Washington Business Corporation Act) appoints New Wave Group AB (Publ) (“Parent”), as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding shares of common stock of the Company owned of record by Stockholder as of the date of this Proxy, which shares are specified on the final page of this Proxy, and (ii) any and all other shares of common stock of the Company which Stockholder may own of record after the date hereof. (The shares of the common stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares”.) Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares relating to the voting rights expressly provided herein are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares relating to such voting rights at any time prior to the Expiration Date.

This Proxy is irrevocable (to the extent permitted by Chapter 23B.07.220 of the Washington Business Corporation Act, is coupled with an interest and is granted pursuant to that certain Voting Agreement (as amended from time to time, the “Voting Agreement”) of even date herewith, by and among Parent and Stockholder, and is granted in consideration of Parent and Newport Acquisition Corporation, a Washington corporation and a wholly owned subsidiary of Parent, entering into the Merger Agreement (as defined in the Voting Agreement). As used herein, the term “Expiration Date” shall have the meaning set forth in the Voting Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Chapter 23B.07.220 of the Washington Business Corporation Act, at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, and any actions required in furtherance thereof and (ii) against any Alternative Transaction and against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

This Proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of Stockholder (including any transferee of any of the Shares) .

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If any provision of this Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Proxy. Each provision of this Proxy is separable from every other provision of this Proxy, and each part of each provision of this Proxy is separable from every other part of such provision.

Dated:

(Signature of Stockholder)

(Print Name of Stockholder)

Number of Shares owned of record as of the date of this Proxy:

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EXHIBIT B

PLAN OF MERGER

of

Newport Acquisition Corporation,

a Washington corporation

into

Cutter & Buck Inc.,

a Washington corporation

1.                              The names of the corporations planning to merge are Cutter & Buck Inc., a Washington corporation (“Cutter & Buck”), and Newport Acquisition Corporation, a Washington corporation (“Newport”).  Newport is a wholly owned subsidiary of New Wave Group AB (Publ), a business corporation organized under the laws of Sweden (“New Wave”).

2.                              The Board of Directors of each corporation deems it advisable and in the best interests of each respective corporation to merge Newport into Cutter & Buck (the “Merger”), as authorized by the laws of the State of Washington and pursuant to the terms and conditions of this Plan of Merger.

3.                              The Merger shall be effective upon the filing of the Articles of Merger with the Secretary of State of the State of Washington (the “Effective Time”).

4.                              As of the Effective Time, Newport shall merge with and into Cutter & Buck, with Cutter & Buck being the surviving corporation (the “Surviving Corporation”), and without further act, all other effects of merger as set forth in RCW 23B.11.060.

5.                              As of the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety in the form attached hereto as Exhibit A.

6.                              As of the Effective Time, by virtue of the Merger, each share of Cutter & Buck common stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from New Wave $14.38 in cash.

7.                              As of the Effective Time, by virtue of the Merger, each share of common stock of Newport issued and outstanding immediately prior to the Effective Time, shall automatically and without any action on the part of the holder thereof be converted into and evidenced by one share of common stock, no par value per share, of the Surviving Corporation.

Dated as of this       day of             2007.

NEWPORT ACQUISITION CORPORATION

Goran Harstedt
Vice President

CUTTER & BUCK INC.

Ernest R. Johnson,
Chief Executive Officer

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Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CUTTER & BUCK INC.

These Amended and Restated Articles of Incorporation are filed pursuant to RCW 23B.10.070 and RCW 23B.11.080:

FIRST:                                                                                   The name of the corporation is CUTTER & BUCK INC. (the “Corporation”).

SECOND:                                                                    The number of shares which the Corporation is authorized to issue is 1,000, all of which are without par value and are of the same class and are to be Common shares.

THIRD:                                                                               The purpose of this Corporation is to engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Washington Business Corporation Act.  This Corporation shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purposes of this Corporation and to exercise any and all powers authorized or permitted under any law that may be now or hereafter applicable or available to this Corporation.

FOURTH:                                                                   No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which  the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

FIFTH:                                                                                  The Board shall have the power to adopt, amend or repeal the Bylaws of

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this Corporation, subject to the power of the shareholders to amend or repeal such Bylaws.  The shareholders shall also have the power to adopt, amend or repeal the Bylaws of this Corporation.

SIXTH:                                                                                The number of directors of this Corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

SEVENTH:                                                              The Corporation shall, to the fullest extent permitted by the provisions of the Washington Business Corporation Act, as the  same may be  amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

EIGHTH:                                                                        The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of the Washington Business Corporation Act, as the same may be amended and supplemented.

NINTH:                                                                              Except as otherwise prescribed by the provisions of Section 23B.07.270 of the Washington Business Corporation Act, with respect to any shareholder action for which the vote  of at least a two-thirds proportion of all the votes entitled to be cast by any voting group of shareholders of the  Corporation is otherwise required by the provisions of the Washington Business Corporation Act for the adoption of that action, the vote of at least a majority of all the votes entitled to be cast by such voting group shall be sufficient for the adoption of that action.

TENTH:                                                                            Any action required or permitted by the provisions of the Washington Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting or a vote if the action is taken by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, to the fullest extent and in the manner authorized by the provisions of Section 23B.07.040 of the Washington Business Corporation Act.

ELEVENTH:                                                       Shareholders shall not be entitled to cumulate their votes in the election of directors.

TWELFTH:                                                          The duration of the Corporation shall be perpetual.

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EXHIBIT C

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CUTTER & BUCK INC.

These Amended and Restated Articles of Incorporation are filed pursuant to RCW 23B.10.070 and RCW 23B.11.080:

FIRST:                                                   The name of the corporation is CUTTER & BUCK INC. (the “Corporation”).

SECOND:                                    The number of shares which the Corporation is authorized to issue is 1,000, all of which are without par value and are of the same class and are to be Common shares.

THIRD:                                               The purpose of this Corporation is to engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Washington Business Corporation Act.  This Corporation shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purposes of this Corporation and to exercise any and all powers authorized or permitted under any law that may be now or hereafter applicable or available to this Corporation.

FOURTH:                                   No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which  the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

FIFTH:                                                  The Board shall have the power to adopt, amend or repeal the Bylaws of this

Corporation, subject to the power of the shareholders to amend or repeal such Bylaws.  The shareholders shall also have the power to adopt, amend or repeal the Bylaws of this Corporation.

SIXTH:                                                The number of directors of this Corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

SEVENTH:                              The Corporation shall, to the fullest extent permitted by the provisions of the Washington Business Corporation Act, as the  same may be  amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

EIGHTH:                                        The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of the Washington Business Corporation Act, as the same may be amended and supplemented.

NINTH:                                              Except as otherwise prescribed by the provisions of Section 23B.07.270 of the Washington Business Corporation Act, with respect to any shareholder action for which the vote  of at least a two-thirds proportion of all the votes entitled to be cast by any voting group of shareholders of the  Corporation is otherwise required by the provisions of the Washington Business Corporation Act for the adoption of that action, the vote of at least a majority of all the votes entitled to be cast by such voting group shall be sufficient for the adoption of that action.

TENTH:                                                                            Any action required or permitted by the provisions of the Washington Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting or a vote if the action is taken by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, to the fullest extent and in the manner authorized by the provisions of Section 23B.07.040 of the Washington Business Corporation Act.

ELEVENTH:                                                       Shareholders shall not be entitled to cumulate their votes in the election of directors.

TWELFTH:                                                          The duration of the Corporation shall be perpetual.

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